Exhibit 10.9

NON-GLP LABORATORY SERVICES AGREEMENT
This Agreement (“Agreement”) is made as of July 22, 2013 (the “Effective Date”) by and between the IDEXX BioResearch Division of IDEXX Reference Laboratories, Inc., a Delaware corporation with an office located at One IDEXX Drive, Westbrook, ME 04092 ("IDEXX"), and Kindred Biosciences, Inc., a Delaware corporation having its principal place of business at 1499 Bayshore Highway #226, San Francisco, CA 94010 ("Client").

1.	SERVICES.
1.1    This Agreement allows the parties to specify analytical laboratory services (“Services”) to be performed by IDEXX through the issuance of either statements of work and/or purchase orders. The specific details and tasks of each Service shall be separately negotiated and specified in writing in a statement of work signed by both parties or upon the issuance and acceptance of a purchase order. Each statement of work and/or purchase order shall be subject to all of the terms and conditions of this Agreement, in addition to the specific details set forth therein. To the extent any terms or provisions of a statement of work and/or purchase order conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control.

2.    COMPENSATION.

2.1    In consideration for IDEXX’s performance of the Services described in this Agreement, Client shall pay IDEXX an amount according to the statement of work and/or purchase order. In the event of premature termination of this Agreement and/or a particular Service, Client shall pay IDEXX according to the extent of Services performed and expenses incurred by IDEXX through the date of termination. Client shall pay IDEXX within thirty (30) days of Client’s receipt of an invoice. IDEXX reserves the right to charge a 1½% per month late charge, or the maximum amount permitted by law (if less), on all overdue balances.

3.    QUALITY STANDARDS.

3.1    IDEXX shall perform Services consistent with its Laboratory Quality Assurance Standard Operating Procedures. Client acknowledges that IDEXX will not perform any Services hereunder in compliance with current Good Manufacturing Practices (21 CFR Parts 210 and 211) or Good Laboratory Practices for Non-Clinical Laboratory Studies (21 CFR Parts 58), and that IDEXX is not a “sponsor” (as defined in 21 C.F.R. § 58.3(f)) or an “investigator” (as defined in 21 C.F.R. § 312.3), and is not intended to be a “contract research organization” (as defined in 21 C.F.R. § 312.3) for any purpose under FDA regulations or guidelines. It is Client’s exclusive responsibility to confirm that IDEXX’s standard practices will meet its needs before placing any order for Services. IDEXX will not provide Services that include the use of animals.

4.    RETENTION OF SPECIMENS AND ANALYTICAL REPORTS.

4.1     IDEXX does not store data or other materials long-term at its facilities. Upon completion of Services pursuant to a statement of work or purchase order, IDEXX shall deliver a report of analytical results and left over histology specimens to Client or to Client’s designee, as Client shall direct. Unless otherwise directed by Client, IDEXX shall retain nonhistology specimens in its storage facilities for three (3) weeks after analytical results are reported, after which the samples may be destroyed. IDEXX will assist Client in arranging for offsite archiving of any data or materials, at Client’s request and cost. Client

Exhibit 10.9

assumes the risk of loss in transit or storage of any such data or materials at IDEXX’s facilities or elsewhere.

5.    OWNERSHIP AND USE OF CLIENT MATERIALS AND DERIVED PRODUCTS.
5.1    Ownership of Client Materials and Derived Products. All specimens and any other items provided to IDEXX by Client (collectively, “Client Materials”), and all raw data, records, computer derived data, reports of analytical results, inventions or discoveries (whether patentable, copyrightable or not), innovations, or other work product and derived products (collectively, “Derived Products”), conceived, reduced to practice, made or developed by IDEXX as a result of conducting the Services, are and shall be the sole property of Client. IDEXX disclaims any rights to the Client Materials and Derived Products and shall assert no claim, copyright, patent or otherwise, to their use or manufacture. IDEXX shall promptly disclose Derived Products to Client and shall, upon Client's request and at Client's expense, execute such documents and take such other actions as Client deems necessary or appropriate to obtain patents in Client's name covering any of the foregoing. Notwithstanding the foregoing, Client shall not acquire ownership of (1) any materials, information, know-how, tools, models, methodologies, techniques and/or other intellectual property owned by IDEXX prior to IDEXX’s performance of Services under this Agreement or that are licensed by IDEXX from any third party or that are developed independently of this Agreement by IDEXX or (2) any know-how, innovations, inventions or discoveries (whether or not patentable or copyrightable) conceived, reduced to practice, made or developed solely by IDEXX in the course of performing the Services, that directly relate to the methods or processes for performing the Services, and that does not incorporate or use, in whole or in part, Client Materials or Derived Products.

5.2    Use of Client Materials and Derived Products. IDEXX shall use the Client Materials and Derived Products solely for the relevant Services under the terms of this Agreement and shall not employ them for any other purpose including commercial or research purposes or provide them to any third party without Client’s prior written consent.

6.    CONFIDENTIAL INFORMATION.

6.1    Treatment of Confidential Information. For purposes of this Section 6, “Confidential Information” means all data and materials, and information regarding a party's technology, services or pricing, which is disclosed under this Agreement, together with the results of IDEXX’s performance of Services under the terms of this Agreement. Each party shall maintain the Confidential Information of the other party in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement.

6.2    Release from Restrictions. The provisions of Section 6.1 shall not apply to any Confidential Information disclosed hereunder which: (i) was known by the receiving party prior to its date of disclosure by the disclosing party, as evidenced by the prior written records of the receiving party; or (ii) either before or after the date of the disclosure to the receiving party is lawfully disclosed to the receiving party by sources other than the disclosing party rightfully in possession of the Confidential Information; or (iii) either before or after the date of the disclosure to the receiving party becomes published or generally known to the public, through no fault or omission on the part of the receiving party; or (iv) is independently developed by or for the receiving party without reference to or reliance upon the Confidential Information of the disclosing party. Notwithstanding the foregoing, if a receiving party is required to disclose Confidential Information of the disclosing party to comply with applicable

Exhibit 10.9

laws or governmental regulations or requests by a court or administrative body, or to defend or prosecute litigation, the receiving party agrees to give the disclosing party prior written notice of such requirement or request prior to disclosing such Confidential Information, to the extent possible, so that the disclosing party, at its expense, may seek a protective order or other appropriate relief and shall cooperate with the disclosing party in the disclosing party’s efforts to avoid and/or minimize the degree of such disclosure.

In any event, the parties shall be released from any confidentiality obligations under Section 6.1 after a period of 10 years after the termination of this Agreement.

6.3    Remedies. The parties acknowledge that any breach of the provisions of this Section 6 could result in serious and irreparable injury to the disclosing party for which the disclosing party cannot be adequately compensated by monetary damages alone. Each party agrees, therefore, that, in addition to any other remedy it may have, the disclosing party shall be entitled to specific performance of this Agreement and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

7. LIMITED WARRANTY AND LIMITS OF LIABILITY.

7.1     Limited Warranty. In performing Services, IDEXX warrants the accuracy of test results for the sample as submitted. THE FOREGOING EXPRESS WARRANTY IS EXCLUSIVE AND IS GIVEN IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED. IDEXX DISCLAIMS ANY OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING A WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTY OF MERCHANTABILITY.

7.2     Limits of Liability. In the event of a material error by IDEXX in the performance of Services pursuant to a statement of work or purchase order, IDEXX’s sole obligation to Client shall be for IDEXX, at its option, to either (a) repeat the Services at IDEXX’s own cost, or (b) refund Client the total amount paid by Client under such statement of work or purchase order. EXCEPT FOR A BREACH OF SECTION 6 or SECTION 8 OF THIS AGREEMENT, NEITHER PARTY SHALL BE ENTITLED TO, NOR BE RESPONSIBLE FOR, ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL OR MUTLIPLE LOSSES OR DAMAGES ARISING IN CONNECTION WITH A DEFAULT OR BREACH OF THEIR RESPECTIVE OBLIGATIONS UNDER THIS AGREEMENT. Without limiting the generality of the foregoing, IDEXX’s total liability to Client in connection with Services under this Agreement for any and all injuries, losses, expenses, demands, claims or damages whatsoever arising out of or in any way related to such Services, shall not exceed an amount equal to the lesser of (a) damages suffered by Client as a direct result thereof, or (b) the total amount paid by Client to IDEXX for Services with respect to a particular statement of work or purchase order. IDEXX accepts no legal responsibility for the purposes for which Client uses the results of Services performed by IDEXX or reports of analytical results prepared by IDEXX. The provisions of this Section 7.2 shall control any subsequent statement of work, purchase order or other order for work by Client under this Agreement, and any conflicting terms in such other document shall not be given effect.

8. PRESENTATIONS, PUBLICATIONS AND PUBLICITY.

8.1     IDEXX shall not present or publish, nor submit for publication, any work resulting from the Services without Client’s prior written approval. Neither party shall use the name of the other in any publicity, advertising or announcement relating to this Agreement or any Services, or disclose the existence or terms of this Agreement, without the other party’s prior written consent (which a party may in its sole discretion grant or withhold).

Exhibit 10.9

9.    TERM AND TERMINATION.

9.1     This Agreement shall be effective upon full execution by the parties and for a period of five (5) years thereafter. Either party may terminate this Agreement immediately upon written notice to the other party in the event of a breach by the other party of a material provision of this Agreement that remains uncured thirty (30) days following receipt of notice of such breach from the non-breaching party. In the event of termination of this Agreement and/or a particular statement of work or purchase order before the completion of any outstanding Service, Client shall pay IDEXX according to the extent of Services performed and expenses incurred by IDEXX through the date of termination.

10.    RELATIONSHIP OF PARTIES.

10.1    Nothing contained in this Agreement shall be deemed to constitute either party as the agent or representative of the other party, or both parties as joint venturers or partners for any purpose. Neither party shall be responsible for the acts or omissions of the other party, and neither party will have the authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

11.    GENERAL PROVISIONS.

11.1    Assignment. Neither party may assign this Agreement or any of the rights or obligations hereunder, or subcontract performance, without the prior written consent of the other party, except that IDEXX may assign this Agreement to any affiliate, or to any person that acquires or succeeds to all or substantially all of its assets or business related to this Agreement by asset acquisition, share acquisition, merger, consolidation, reorganization, recapitalization, share exchange or other business combination or otherwise.

11.2    Force Majeure. If either party is prevented from performing, or is unable to perform, any of its obligations under this Agreement (other than payment obligations) due to any act of God, fire, casualty, flood, war, terrorist attack, strike, lock out, failure of public utilities, epidemic, destruction of production facilities, insurrection, shortage of materials, labor, equipment, transportation or energy, or any other cause beyond the reasonable control of the party invoking this provision, and if such party shall have used its best efforts to avoid such occurrence and minimize its duration and has given prompt written notice to the other party, then the affected party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

11.3    Waiver. The waiver by either party of a breach or a default of any provision of this Agreement by the other party shall not be construed as a waiver of any succeeding breach or default of the same or any other provision, nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operated as a waiver of any right, power or privilege by such party.

11.4    Survival of Obligations. Notwithstanding any provision in this Agreement to the contrary, the provisions of Sections 4, 5, 6, 7, 8 and 11 (other than Section 11.1) shall survive the expiration or termination of this Agreement and continue to be enforceable in accordance with their respective terms.

Exhibit 10.9

11.5    Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the parties agree that the court making the determination of unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

11.6    Notices. Except as otherwise provided, any notice or other communication from one party to the other party shall be in writing, deemed effective upon receipt and either delivered in person or sent via certified mail (first class postage and fees prepaid, return receipt requested), nationally recognized overnight carrier, or facsimile (upon confirmation of delivery thereof) and addressed as follows, or to such other address as the addressee shall have specified by notice hereunder:

If to Client:	If to IDEXX:
Kindred Biosciences, Inc.	IDEXX Reference Laboratories, Inc.
58 West Portal Ave #105	One IDEXX Drive
San Francisco, CA 94127	Westbrook, Maine 04092, U.S.A.
Fax No.: 855-327-4755	Fax No.: +1-207-556-4347
Attn: Richard Chin, MD	Attn: Office of General Counsel

11.7    Entire Agreement. This Agreement constitutes the entire agreement between the parties with reference to the subject matter hereof. No waiver, consent, modification or change of the terms of this Agreement shall bind either party unless in writing signed by both parties by their duly authorized representatives.

11.8    Governing Law. This Agreement and the transactions covered hereby, and all disputes between the parties under or relating to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by the laws of the State of Maine, without giving effect to any conflict or choice of law provision or rule (whether of the State of Maine or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Maine.

11.9    Successors and Assigns. This Agreement shall be binding and inure to the benefit of the parties hereto and their permitted successors and assigns.

11.10    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and facsimile signatures shall be deemed originals.

Exhibit 10.9

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

Kindred Biosciences, Inc.                The IDEXX BioResearch Division of
IDEXX REFERENCE LABORATORIES, INC.

By:         /s/ Denise Bevers            By:     /s/ Andrew Altman

Title: Chief Operating Officer                Title:     VP + GM Idexx BioResearch

Date:     8/28/2013                    Date:     8/27/2013